Exhibit 10.1

LUMINEX CORPORATION
2018 MANAGEMENT INCENTIVE PLAN

BACKGROUND AND OBJECTIVES

The Management Incentive Plan (the “MIP”) has been established by Luminex Corporation (the “Company”) to encourage and reward successful performance by its senior officers consistent with the Company’s compensation philosophies and objectives. The MIP provides an annual incentive compensation opportunity for key executives for achieving important Company financial performance targets, project goals, and individual performance leadership goals (collectively “Goals”). Each year the Compensation Committee of the Company’s Board of Directors (the “Committee”), in consultation with the Chief Executive Officer (the “CEO”), will establish award opportunities and goals for determination of potential awards hereunder. The following defines MIP eligibility, the size of potential award opportunities, performance measurement, form and timing of award payments, administrative guidelines and definitions for ongoing MIP participants.

ELIGIBILITY

Eligibility for an award under the MIP (an “MIP Award”) will be proposed by the CEO and approved by the Committee at or near the beginning of each fiscal year (each such year being a “Performance Period”). Generally, MIP participants (“Participants”) will be selected from key executives who primarily are responsible for the annual growth and profitability of the Company. As new officers join the Company, they may be afforded the opportunity to participate in the MIP in the sole discretion of the Committee.

AWARD OPPORTUNITIES

Each Participant will be eligible for a payout for each applicable Performance Period if Total Consolidated Revenue (or such other metric (or metrics) as may be established by the Committee from year to year) for that year exceeds the threshold amount established by the Committee for such year. Payouts under the MIP will be subject to a maximum payout established by the Committee for each Participant as a percentage of the Participant’s base salary. Within that limit, each Participant will be assigned a targeted award opportunity, based on actual performance achievement described under ‘Performance Objectives’ below and/or other factors deemed relevant by the Committee.

Each Participant’s base salary earned for the Performance Period will be multiplied by the actual MIP award percentage earned as approved by the Committee to determine the dollar value of the award for that Performance Period. The award percentage shall be recommended by the CEO and submitted to the Committee for review and approval. The MIP Award will be paid to each individual Participant as soon as is practicable thereafter and in accordance with ‘Form and Timing of Awards’ set forth below. The Committee has the discretion to determine that no or reduced awards are payable to a Participant if the Committee determines that a Participant’s conduct during the Performance Period was inconsistent with the Company’s Code of Compliance or the Participant otherwise materially breaches any employment agreement or other material Company policy or conduct requirement.

PERFORMANCE OBJECTIVES

Except as otherwise determined by the Committee, the performance objectives shall typically consist of four elements: Corporate Financial Objectives, Corporate Research and Development Goals, Key Project Objectives, and Leadership Objectives. Within each of the foregoing elements, the Committee may approve multiple goals or objectives, with individual weightings as approved by the Committee. The MIP performance objectives and relative weightings will be proposed by the CEO and approved by the Committee within a reasonable time after the beginning of each fiscal year. The performance objectives will be subject to such adjustments and exclusions as determined by the Committee upon the recommendation of the CEO or other factors deemed appropriate by the Committee. MIP objectives shall be equitably adjusted during the year if a major change occurs in the Company’s capital structure, e.g., an acquisition or merger.

Except as otherwise determined by the Committee, Corporate Financial Objectives are subject to an over/underachievement scale with possible payouts of 0% to 200% of the potential ‘Target’ bonus amount allocated to each such objective based on financial results between specified ‘Minimum,’ ‘Target’ and ‘Maximum’ levels (as further described below) of the applicable performance targets calculated on a linear basis or as specified in each goal, with minimum payouts starting at 30% of the target value for each goal for minimum threshold performance.

Except as applicable for the CEO, or as otherwise determined by the Committee, Research & Development Goals, Key Project and Leadership Objectives are not subject to an overachievement scale, but specified project goals are typically graded 100% for on time completion, 75% to 99% for 100% completion that is late but still occurs during the plan year, 50% to 74% for at least 50% on time completion, 25% to 49% for partial completion that is not on time and 0% to 24% for failure to complete at least 50% of the project. In each case, the final decision will be up to the judgment of the Committee based, in part, upon the recommendation of the CEO. Certain Participants may also have a Leadership Goal which shall be generally valued at 10% and is usually only applicable to individuals at the Senior Vice President and Vice President levels who report directly to the CEO. Measurement of the Leadership goal will range from 0% to 10%, usually in full percentage increments based upon the judgment of the Committee following input of the CEO.

The Committee has established performance thresholds relating to Corporate Financial Objectives in the following categories:

•
Minimum Acceptable - The Company performance level below which no incentive will be paid for the Corporate Financial Objectives portion of the performance objectives, which will be set annually for each of the Corporate Financial Objectives;

•	Target - The Company performance level where the actual incentive award equals the targeted award, which is set individually for each Officer; and

•
Maximum - The Company performance level where the actual incentive award exceeds the targeted award by the maximum amount permitted under the MIP, which will be set annually for each of the Corporate Financial Objectives.

FORM AND TIMING OF AWARDS

MIP Award calculations will be finally determined (and the resulting MIP Awards paid) between January 1 and March 15th of the fiscal year following the close of a Performance Period. All MIP Awards will be paid in cash in a lump sum unless a written decision to defer an award has been filed with the MIP administrator pursuant to a plan or other procedures approved by the Committee. The Committee reserves the discretion to make payments of MIP Awards in shares of the Company’s common stock, restricted or unrestricted.

ADMINISTRATIVE GUIDELINES

Subject to applicable law, all amendments, guidelines, procedures, designations, determinations, interpretations, and other decisions under or with respect to the MIP (including the Recoupment Policy described below) or any MIP Award, whether before or after the date of grant, shall be within the sole discretion of the Committee, which may be made at any time and shall be final, conclusive and binding.

•
Employee Termination: To receive an award, a participant must be an employee of the Company on the day the MIP Award is paid, unless waived by the Committee, or as required by the terms of a written agreement with an employee or by applicable law.

•
New Hires: Employees must have a minimum of six months of service to be eligible for an award, unless waived by the Committee upon the recommendation by the CEO. MIP Awards for new hires are earned on a pro-rata basis, based on their salary earned during the Performance Period, unless waived by the Committee.

•	Base Salary Rate: Base salary for MIP Award calculations shall be the actual base salary earned for the applicable Performance Period.

•	Support Documentation: The Company’s Chief Financial Officer shall be responsible for maintaining all necessary support documentation regarding performance and bonus calculations under the MIP.

•
No Rights to Awards: No employee shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant.

BONUS RECOUPMENT POLICY

The Company can recover any incentive compensation awarded or paid pursuant to this MIP based on (i) achievement of financial results that were subsequently the subject of a restatement, other than as a result of changes to accounting rules and regulations, or (ii) financial information or performance metrics subsequently found to be materially inaccurate, in each case regardless of individual fault. The recovery policy applies to any incentive compensation earned or paid to an employee pursuant to this MIP at a time when he or she is an employee after the effective date of the MIP. Subsequent changes in status (including, without limitation, change of title or responsibilities, retirement or termination of employment) do not affect the Company’s rights to recover compensation under the policy. The Committee will administer this policy and exercise its discretion and business judgment in the fair application of this policy based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Committee shall determine in its discretion any appropriate amounts to recoup, and the timing and form of recoupment; provided that any recoupment shall not exceed the portion of any applicable bonus paid hereunder that is in excess of the amount of performance-based or incentive compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Committee in its sole discretion. In addition, (1) any award made pursuant to this MIP shall be subject to mandatory repayment by the participant to the Company to the extent provided under applicable laws which impose mandatory recoupment, under the circumstances set forth in such applicable laws, including the Sarbanes Oxley Act of 2002, and (2) the provisions set forth under this "Bonus Recoupment Policy" section of the MIP may be amended by the Committee from time to time, including without limitation to comply with final SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or any recoupment or "clawback" policy adopted or amended by the Company in connection therewith.

For avoidance of doubt, the Company may offset the amounts of any such required recoupment against any amounts otherwise owed by a participant to the Company, including by the cancellation of unvested equity awards, in each case as determined by the Committee in its sole discretion.

If any restatement of the Company’s financial results indicates that the Company should have made higher performance-based or incentive-based payments than those actually made under the MIP for a period affected by the restatement, then the Committee shall have the discretion to cause the Company to make appropriate incremental payments to effected participants then-currently employed by the Company. The Committee will determine, in its sole discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based or incentive compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

As approved April 18, 2018
Luminex Corporation Compensation Committee